Exhibit 99.1

Penn Virginia Resource Partners, L.P. Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne Director - Investor Relations Phone: 610-975-8204 E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES $1 BILLION ACQUISITION OF MARCELLUS SHALE MIDSTREAM PIPELINE SYSTEMS FROM CHIEF

RADNOR, PA – April 10, 2012 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today announced that it has signed a definitive agreement to acquire Chief Gathering LLC (“Chief Gathering”) for $1.0 billion. Chief Gathering, which is owned by Chief E&D Holdings LP (“Chief”), is a midstream pipeline company with operating assets serving Marcellus Shale natural gas producers primarily in northeastern Pennsylvania. This transaction, when closed, will result in a major expansion of PVR’s pipeline systems in the gas-rich Marcellus Shale. PVR expects to finance the purchase through a combination of committed equity and debt. The transaction is expected to close in the second quarter of 2012, subject to regulatory clearances and other customary closing conditions.

Chief Gathering’s assets include six natural gas gathering systems serving over 300,000 dedicated acres in Bradford, Lycoming, Sullivan, Susquehanna, Wyoming and Greene Counties, Pennsylvania and Preston County, West Virginia. Additionally, Chief Gathering is currently constructing a new 750 MMcfd trunkline, anticipated to be in service in the third quarter of 2012, extending from northern Wyoming County to Luzerne County with a connection to Transco’s interstate pipeline. PVR currently owns two gathering systems in Lycoming and Wyoming Counties, with a third system in early stage development in Susquehanna County.

William H. Shea, Jr., Chief Executive Officer of PVR’s general partner, said, “The acquisition of the Chief Gathering systems is a transformational transaction for PVR. We expect that by year-end 2013 our midstream business unit will account for almost 75% of PVR’s EBITDA, up from 40-45% today. These assets, together with our Lycoming and Wyoming County gathering assets, position us well to capture significant midstream opportunities in six of the most prolific counties in the northeastern area of the Marcellus Shale. We believe that there are substantial operating synergies and capital cost savings to be realized because of the proximity of the PVR and Chief Gathering systems, and the

PVR Announces Acquisition of Marcellus Shale Pipeline Systems	Page 2

connectivity to both the Transco and Tennessee interstate pipelines. We expect to capture additional volumes from producers as a result of these synergies and delivery options. We believe that this acquisition clearly solidifies PVR as a leading midstream company with significant assets in both the Marcellus Shale and the Granite Wash, two of the lowest cost natural gas production areas in the United States. We are also pleased that Chief, one of the premier E&P companies in the country, and Riverstone Holdings, LLC, a private equity firm with a proven record of success in the energy industry, will be significant owners of PVR units following the acquisition. Their confidence in the benefits of this acquisition and PVR’s business going forward is gratifying and appreciated.”

All of the gathering, compression, and dehydration services for the Chief Gathering systems are provided under fee-based agreements with active Marcellus producers including Chesapeake, Anadarko, Statoil, Mitsui, EXCO/BG Group, ExxonMobil/XTO, Chief, Enerplus and Chevron. As of February 2012, volumes on the Chief Gathering systems were approximately 235 MMcfd and volumes on PVR’s Marcellus systems were approximately 210 MMcfd. The new Wyoming County trunkline has 15-year firm transportation volume commitments of 255 MMcfd for 2012, increasing to 355 MMcfd in 2013.

The purchase price of $1.0 billion, subject to adjustments to reflect, among other things, a January 1, 2012 economic effective date of the acquisition, will be paid in a combination of cash and the issuance to Chief of $200 million in a new class of PVR limited partner interests (“Special Units”). The Special Units are substantially similar to PVR common units, except that the Special Units will not pay or accrue distributions until they automatically convert to common units, on a one-for-one basis once the Special Units have not received six consecutive quarterly distributions following issuance.

Trevor Rees-Jones, founder and CEO of Chief, said, “We are very pleased with the PVR acquisition of Chief Gathering, allowing their expansion in a prime producing area of the Marcellus Shale. On the upstream front, Chief owns acreage in northeast Pennsylvania which will now be gathered by PVR and we plan to continue to drill and increase production in this prolific area of the Marcellus. My conviction in this transaction is evidenced as a substantial new investor in PVR and my confidence in their management team and ability to grow value in the company.”

PVR expects to finance the cash portion of the transaction through a combination of debt and committed equity issuances as follows:

•	Investment entities affiliated with Riverstone Global Energy and Power Fund V, LP (“Riverstone”) have committed to acquire $400 million in units of a new class of PVR limited

PVR Announces Acquisition of Marcellus Shale Pipeline Systems	Page 3

partner interests (“Class B Units”) in a private placement concurrent with, and conditioned on, the closing of the Chief Gathering acquisition. The Class B Units will be substantially similar in all respects to PVR’s common units, except that PVR will pay distributions in respect of the Class B Units through the issuance of additional Class B Units rather than cash. After the eighth full fiscal quarter following the closing of the Chief Gathering acquisition, at the option of either PVR or Riverstone, the Class B Units will convert into common units on a one-for-one basis. Riverstone will be entitled to name two directors to the board of directors of PVR’s general partner until the Class B Units convert to common units, and thereafter for so long as Riverstone owns 10% or more of the total outstanding PVR common units.

•

Institutional investors, co-led by Kayne Anderson Capital Advisors and Magnetar Capital, have committed to acquire approximately $180 million in PVR’s common units in a private placement concurrent with, and conditioned upon, the closing of the Chief Gathering acquisition.

•

PVR has obtained a commitment from Royal Bank of Canada for a senior unsecured bridge facility of up to $220 million to provide the remainder of the proceeds necessary to finance the Chief Gathering acquisition. Rather than draw on this facility, PVR intends to raise the remainder of the required cash by issuing term debt prior to the closing of the Chief Gathering acquisition.

Pierre Lapeyre and David Leuschen, Co-Founders of Riverstone said, “Riverstone is pleased to make a significant investment in PVR to help facilitate this transformative transaction. This acquisition clearly increases PVR’s presence in the gas-rich Marcellus Shale and establishes PVR as a strong midstream gathering and processing company. We look forward to working with PVR in the future as it capitalizes on the growth opportunities in the midstream business.”

RBC Capital Markets served as PVR’s exclusive financial advisor on the transaction and sole placement agent in the $180 million private placement of equity.

ARAD Energy served as exclusive financial advisor to Chief on the transaction.

A conference call and webcast during which management will discuss the Chief acquisition, is scheduled for Tuesday, April 10, 2012 at 2:00 p.m. ET. A presentation and prepared remarks by William H. Shea, Jr., Chief Executive Officer, and other members of company management will be followed by a question and answer period. Copies of the presentation will be posted on our website www.pvrpartners.com a short time prior to the call. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600 / Canada 866-605-3852) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast by logging on using the link posted our website or at

PVR Announces Acquisition of Marcellus Shale Pipeline Systems	Page 4

http://www.videonewswire.com/event.asp?id=86315. An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through April 17 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10012639.

******

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200 miles of natural gas gathering pipelines and 7 processing systems with approximately 480 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvrpartners.com.

******

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that PVR expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside PVR’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, the timing and success of business development efforts, PVR’s ability to successfully complete the Chief Acquisition, integrate the business of Chief with PVR’s business and realize the anticipated benefits from the Chief Acquisition and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This press release does not constitute an offer of any securities for sale. The common units to be issued in the private placement, Class B Units and Special Units have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.